Exhibit 5.1

[Reed Smith Logo]

September 13, 2002

Weis Markets, Inc.
1000 South Second Street
Sunbury, Pennsylvania 17801

Gentlemen:

We have acted as counsel to Weis Markets, Inc. (the “Company”) in connection with the Registration Statement (the “Registration Statement”) relating to up to 304,100 shares of Common Stock of the Company (the “Common Stock”) which may be issued or delivered to eligible employees of the Company and its affiliates under the Company’s 1995 Stock Option Plan, as amended (the “1995 Plan”) and the Company’s 1985 Stock Option Plan (the “1985 Plan” and, collectively with the 1995 Plan, the “Plans”). In rendering our opinion below, we have assumed that any shares of Common Stock which have been reacquired and are then delivered under the Plans will have been duly authorized, validly issued and fully paid at the time of their original issuance.

In connection with this opinion, we have examined, among other things:

(1)    the Articles of Incorporation of the Company, as amended to date;

(2)    the Amended and Restated Bylaws of the Company;

(3)    resolutions by the Board of Directors of the Company on January 26, 1995 adopting the 1995 Plan and October 19, 1998 amending the 1995 Plan;

(4)    resolutions by the Board of Directors of the Company on January 29, 1985 adopting the 1985 Plan;

(5)    resolutions adopted by the shareholders of the Company on April 2, 1985 and April 4, 1995 approving the 1985 Plan and 1995 Plan, respectively;

(6)    resolutions adopted by the Board of Directors of the Company on September 13, 2002 approving the filing of the Registration Statement; and

(7)    the Plans, as currently in effect.

Based upon the foregoing and upon an examination of such other documents, proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion the 304,100 shares of Common Stock being registered and which may be issued or delivered by the Company pursuant to the

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r e e d s m i t h . c o m

[Reed Smith Logo]
Weis Markets, Inc.
September 13, 2002

provisions of the Plans have been duly authorized, and upon such issuance in accordance with the provisions of the Plans such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Opinion”.

Very truly yours,

/s/ REED SMITH LLP